Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205966

Retail Securitization

Registration Statement No. 333-205966 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629. Free Writing Prospectus

Ford Credit has been originating retail installment sales contracts since 1959 and has been securitizing its retail contracts since 1988 Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 70 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s strategic focus – We securitize what we originate Structural elements have remained consistent over time – same structure in place for over 15 years OVERVIEW RETAIL SECURITIZATION

Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in origination volumes since 2011 reflects an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit BUSINESS UPDATE Retail securitization * Data includes Ford, Lincoln and Mercury brands only Source: 2015 Ford Credit 10-K Source: 2015 Q4 Retail Quarterly Statistical Information U.S. Financing Share* Retail Installment and Lease Number of Receivables Originated (000) 36% 38% 40% 45% 47% 63% 57% 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 658 714 765 839 899 193 151 2011 2012 2013 2014 2015 Q1 2015 Q1 2016

PORTFOLIO CREDIT METRICS RETAIL SECURITIZATION Source: 2016 Q1 Retail Quarterly Statistical Information Net Losses as a % of the Average Portfolio Outstanding Repossessions as a % of the Average Number of Contracts Outstanding Average Net Loss on Charged-Off Contracts Weighted Average FICO® at Origination 730 730 734 736 736 736 724 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 0.45% 0.30% 0.33% 0.33% 0.38% 0.35% 0.51% 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 2.05% 1.54% 1.37% 1.22% 1.12% 1.15% 1.20% 2011 2012 2013 2014 2015 Q1 2015 Q1 2016 $2,351 $2,197 $2,798 $3,292 $4,445 $3,795 $5,969 2011 2012 2013 2014 2015 Q1 2015 Q1 2016

SECURITIZATION POOL METRICS Retail securitization Source: Prospectus Supplements for referenced FCAOT transactions * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Weighted Average FICO® New / Used Car / Light Truck / Utility Weighted Average Payment-to-Income 0% 20% 40% 60% 80% 100% Car Light Truck Utility Other* 710 715 720 725 730 735 740 0% 20% 40% 60% 80% 100% New Used 7.5% 7.7% 7.9% 8.1% 8.3% 8.5% 8.7% 8.9% 9.1%

SECURITIZATION POOL METRICS RETAIL SECURITIZATION Source: FCAOT 2016-B Prospectus % Subvened-APR Receivables Weighted Average Loan-to-Value (LTV) Recent Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the composition of the most recent pools Increased mix of contracts with original term > 60 months Increased mix of subvened APR receivables Higher LTV, reflecting higher mix of subvened APR receivables which tend to have a higher original amount financed Commentary % of Contracts > 60 Month Original Term 80% 85% 90% 95% 100% 35% 40% 45% 50% 55% 60% 65% 0% 20% 40% 60% 80% 100%

Credit enhancements in our retail securitization programs include: Subordination of junior notes Cash reserve Excess spread (used to build target overcollateralization) Senior / subordinate, sequential pay structure STRUCTURE OVERVIEW RETAIL SECURITIZATION Class A Notes ("AAA") 95.00% Class B Notes ("AA") 3.00% Class C Notes ("A") 2.00% Reserve Account ~0.50% Excess Spread Initial Overcollateralization ~0.00% Total Class A Hard CE 5.5% Percentage of initial adjusted pool balance Target OC = Sum of: 1. YSOC 2. 2.0% of initial adjusted pool balance 3. 1.5% of current pool balance less reserve

RETAIL SECURITIZATION

STRUCTURE OVERVIEW

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Percentage of initial adjusted pool balance
Class A Notes ("AAA")
95.00%
Class B Notes ("AA")
3.00%
Class C Notes ("A")
2.00%
Reserve Account
~0.50%
Excess Spread
Initial Overcollateralization
~0.00%
Total Class A Hard CE
5.5%

- Credit enhancements in our retail securitization programs include:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

Target OC = Sum of:

1. YSOC
2. 2.0% of initial adjusted pool balance
3. 1.5% of current pool balance less reserve

R-7

Retail securitization Over 10 Years Of Consistent Performance Through Multiple Cycles U.S. RETAIL POOL PERFORMANCE: CUMULATIVE NET LOSSES 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61 Loss Ratio Months Since Settlement 03-A 03-B 04-A 05-A 05-B 05-C 06-A 06-B 06-C 07-A 07-B 08-A 08-B 08-C 09-A 09-B 09-C 09-D 09-E 10-A 10-B 11-A 11-B 12-A 12-B 12-C 12-D 13-A 13-B 13-C 13-D 14-A 14-B 14-C 15-A 15-B 15-C 16-A 16-B

Origination and servicing strategies

Ford credit strategy Ford Credit Maintains A Relentless Focus On Business Fundamentals SERVICE ORIGINATE Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital High customer and dealer satisfaction World-class servicing Collections within portfolio loss expectations Cost efficiency Strong liquidity Diverse sources and channels Cost effective Credit availability through economic cycles FUND

BUY IT RIGHT Originate Origination Strategy Support Ford Motor Company brands Build strong relationships with dealers to maximize dealer satisfaction Segment credit applicants and price for risk Use robust credit evaluation and verification process Ensure efficient use of capital ORIGINATE

Ford Credit’s strategy is supported by a proprietary origination system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer Ford Credit communicates credit decisions electronically to dealers ORIGINATION TECHNOLOGY ORIGINATION STRATEGY

Ford Credit’s proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data, and other information including: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay and financial stability) Ford Credit classifies offerings into various categories that determine which origination scoring model is used, for example, whether the applicant is an individual or business entity, and whether the vehicle is new or used Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP) The origination scoring models build on the predictive power of credit bureau and credit application data ORIGINATION SCORING MODELS ORIGINATION STRATEGY

Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Origination scoring model performance review Global Scorecard Cycle Plan Committee review In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: Uniformly changing the overall credit score Modifying the weighting of selected variables Launch dates for origination scoring models: Consumer: December 2013 Commercial: April 2015 Commercial Line of Credit: May 2012 ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE ORIGINATION STRATEGY

Ford Credit has origination policies and procedures to ensure consistent credit decisions Portfolio Level – Purchase quality guidelines establish portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria focused on the customer’s repayment ability, including loan-to-value, payment-to-income, and contract term length Processes are established for verification of income, employment and residency if appropriate Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing quality guidelines Quarterly risk management portfolio performance analysis is performed PURCHASING GUIDELINES AND CONTROL PROCESSES These Capabilities Enable Early Detection Of Portfolio Performance ORIGINATION STRATEGY

OPERATE / COLLECT EFFICIENTLY Operate / Collect Efficiently servicing Strategy Ford Credit has a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Customer satisfaction is critical SERVICE

Account Status Changes Call Results / Campaign Statistics Two-way Feedback Loop Behavioral Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call AUTO-DIALER Servicing STRATEGY Receivables System Behavioral Scoring Model Early Stage Late Stage Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Auto-Dialer

Ford Credit’s proprietary behavioral scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data* Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Ford Credit’s behavioral scoring models differ based on contract characteristics and performance Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used Scoring model categories include: Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) BEHAVIORal SCORING MODELS Servicing STRATEGY * Updated credit bureau data is obtained for U.S. accounts only

Behavioral scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Ford Credit regularly monitors the behavioral scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Behavioral scoring model performance review Global Scorecard Cycle Plan Committee review Behavioral scoring models are redeveloped as predictive measures change or as new data attributes become available Launch dates for behavioral scoring models (U.S.): Consumer: September 2013 Commercial: February 2016 BEHAVIORal Scoring models DEVELOPMENT AND MAINTENANCE Servicing STRATEGY

Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation, based on proprietary behavior scoring models Segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time RISK SEGMENTATION Servicing STRATEGY HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE-STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER